UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

July 20, 2006
Date of Report (Date of earliest event reported)

Commission File Number: 000-27743

PAC-WEST TELECOMM, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	68-0383568 (I.R.S. Employer Identification No.)
1776 W. March Lane, Suite 250 Stockton, California (Address of principal executive offices)	95207 (Zip Code)

(209) 926-3300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 20, 2006, Pac-West announced new roles for two members of its officer team. Ravi Brar, Pac-West’s Chief Financial Officer will be assuming the role of Chief Operating Officer; and Michael Sarina, Pac-West’s Vice President of Finance will be assuming the role of Chief Financial Officer.

On July 25, 2006, the compensation committee of the board of directors of Pac-West approved entry into a change of control agreement (a “Change of Control Agreement”) with each of Messrs. Brar and Sarina, which provides, in part that if during the nine-month period prior to, or the twelve-month period following a Change in Control (as such term is defined in the Change in Control Agreement), the executive is demoted or has his employment terminated other than for “Cause” (as such term is defined in the Change in Control Agreement), then he will receive (i) a lump sum of 150% of the highest base salary paid to him between the effective date of the Change in Control Agreement and the date of the demotion or termination and (ii) payment of or reimbursement for twelve-months of COBRA coverage premiums for the continuation of medical, dental and vision coverage for him and his dependents. The Change of Control Agreement also provides that in the event that any of the payments received by the executive are subject to excise taxes pursuant to Section 280G of the Internal Revenue Code of 1986, he will receive the greater (on an after tax basis) of (i) the full amount of such payment or (ii) a lesser amount which would result in no portion of such payments being subject to excise taxes. Mr. Brar’s Change of Control Agreement amends and restates a similar agreement entered into on August 17, 2004 without increasing the amount of any payments or other entitlements to which he was entitled under such prior agreement.

A copy of the press release announcing the new roles for Mr. Brar and Mr. Sarina is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated July 26, 2006

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on is behalf by the undersigned, hereunto duly authorized.

PAC-WEST TELECOMM, INC.
(Registrant)

Dated: July 26, 2006

By:_____________________________
Michael Sarina
 Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press Release dated July 26, 2006